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Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, Illinois 60061.3109 U.S.A. Telephone +1.847.634.6700 Facsimile +1.847.913.8766 www.zebracorporation.com

FOR IMMEDIATE RELEASE

        Zebra Technologies Comments on Outlook
Following Termination of Fargo Electronics Acquisition

        Vernon Hills, IL, March 27, 2002—Edward Kaplan, Chairman and Chief Executive Officer of Zebra Technologies Corporation (Nasdaq: ZBRA), expressed disappointment over termination of the acquisition of Fargo Electronics (Nasdaq: FRGO), as announced today, but reaffirmed optimism for Zebra's long-term growth and profitability. In addition, the company announced that it would expense costs related to the acquisition in the first quarter of 2002.

        "No doubt, we are disappointed that we did not complete the Fargo acquisition, which would have helped Zebra achieve its long-term growth objectives," stated Mr. Kaplan. "Our associates worked exceptionally hard to bring this transaction to a successful conclusion. At the same time, Fargo was only one of many avenues for growth for Zebra, in card personalization systems, bar code label and receipt printing, and related areas. The depth and breadth of our product line, global presence and superb financial condition position Zebra for long-term success and support an organization dedicated to building stockholder value. Because of Zebra's size and financial strength, Fargo was not a critical transaction for Zebra's long-term health and growth potential."

        Mr. Kaplan continued, "Zebra is very well positioned to pursue its business plans. In card personalization systems, we intend to build on record sales in 2001 by continuing to introduce card printers incorporating new technologies that address a rapidly expanding array of high-growth applications in security, access control and personal identification. We also expect that further distribution channel development, both in the U.S. and abroad, will contribute to capturing growth opportunities in driver's licenses, national ID cards, employee ID badges, and membership and loyalty cards, among others.

        "Zebra's larger bar code label and receipt printing business is well positioned to capitalize on applications in high-growth vertical markets. Our products and technology will continue to deliver real value by enabling users to lower costs, improve productivity, deliver better customer service and strengthen safety and security. In 2002, we also plan to build on our investments to provide mobile printing solutions to European customers, as well as to expand our presence in Eastern Europe and other international territories. With our abundance of cash and investments, we continue to expect that acquisitions will remain an important component for Zebra's growth. Taken all together, the growth prospects for Zebra remain high."

        For the first quarter of 2002, the company will expense approximately $3,300,000 of capitalized acquisition costs and other accrued acquisition expenses that would have been capitalized if the company completed the Fargo acquisition. The company expects to report 2002 first quarter financial results on April 19.

        For 2001, Zebra reported net sales net income before merger costs of $2.03 per diluted share on net sales of $450 million. At December 31, 2001, Zebra had shareholders' equity of $445 million and total assets of $480 million, including $249 million in cash and investments.

        Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions to businesses and governments in more than 90 countries around the world. A broad range of applications benefit from Zebra®-brand thermal bar code label and receipt printers and Eltron®-brand plastic card printers, resulting in enhanced security, increased productivity, improved quality, lower costs and better customer service. The company, with an installed base of more than two million printers, also offers software, connectivity solutions and printing supplies. Information about Zebra Technologies can be found at www.zebracorporation.com.

Safe Harbor

        This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company's expected business activities as outlined above. When used in this release and documents referenced, the words "intend," "anticipate," "believe," "estimate," "plan," and "expect" and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. These statements are based on current expectations, forecasts and assumptions. The success of these activities and any other forward-looking statements are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these factors include market acceptance of the company's product lines and competitors' product offerings, as well as the speed of adoption of the company's printing technologies and competing technologies. Descriptions of the risks, uncertainties and other factors that could affect the company's future operations and results can be found in Zebra's filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra's Form 10-K for the year ended December 31, 2001.

For Information, Contact:

Charles R. Whitchurch
Chief Financial Officer
Zebra Technologies Corporation
Phone: 847.634.6700
Fax: 847.821.2545

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FOR IMMEDIATE RELEASE